Filed pursuant to Rule 424(b)(3)

File No. 333-239925

CPG COOPER SQUARE INTERNATIONAL EQUITY, LLC

SUPPLEMENT TO THE PROSPECTUS

AND STATEMENT OF ADDITIONAL INFORMATION

AUGUST 2021

Class A Units

Class I Units

The information set forth below supplements and supersedes any contrary information contained in the Prospectus and Statement of Additional Information ("SAI"), each dated October 1, 2020, of CPG Cooper Square International Equity, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Prospectus and Limited Liability Company Agreement, as amended and restated from time to time. The Prospectus and SAI are published on the Fund's website (http://www.coopersquarefund.com). The SAI also is available upon request and without charge by writing the Fund at its principal office, or by calling (collect) (212) 317-9200.

Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Prospectus. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Certificate.

*                *                *

This supplement advises prospective Investors that the Securities and Exchange Commission has issued an order adjusting for inflation the dollar amount thresholds in Rule 205-3 under the Advisers Act, including the net worth test increase from $2,100,000 to $2,200,000, effective as of August 16, 2021. As a consequence, the following changes shall be deemed effective as of such date.

The first paragraph of the Prospectus entitled “Investor Qualifications” shall be amended to read as follows:

Units will be offered only to Eligible Investors. This means that, to purchase Units of the Fund, a prospective Investor will be required to certify that the prospective Investor has a net worth (in the case of a natural person, either as an individual or with assets held jointly with a spouse) of more than $2.2 million, excluding the value of the primary residence of such person and any debt secured by such property (up to the current market value of the residence) or otherwise meets the definition of a "qualified client," as that term is defined in Rule 205-3 under the Advisers Act. Existing Investors seeking to purchase additional Units will be required to qualify as Eligible Investors at the time of the additional purchase.

Appendix A: Form of Investor Certificate to the Prospectus shall be amended and restated in its entirety to read as attached hereto as Appendix A. Any prospective investor submitting an Investor Certificate on or after August 16, 2021 must use the attached Appendix A.1

[1]	Any prospective Investor subscribing for a Closing Date on or after September 1, 2021 will be asked by the Fund or such prospective Investor's Selling Agent to either confirm it meets the definition of a "qualified client" or execute the revised Investor Certificate in the form attached hereto.

APPENDIX A

Form of Investor Certificate

CPG Cooper Square International Equity, LLC

This Investor Certificate relates to CPG Cooper Square International Equity, LLC (the "Fund") with respect to a potential purchase of units of limited liability company interests ("Units") in the Fund. Only complete this Investor Certificate if you have received the Fund's Prospectus and you wish to invest in the Fund. Please promptly return a completed Investor Certificate to your financial advisor. The completed, executed Investor Certificate and your funds must be received at least seven (7) business days prior to month-end. Failure to do so may result in your investment being delayed.

I hereby certify that I am a natural person with, or I am signing on behalf of an entity1 with, a net worth of more than $2,200,000 (in the case of a natural person, either as an individual or with assets held jointly with a spouse) or otherwise meet the definition of a "qualified client" as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended, or, in the case of an existing investor making a subsequent investment in the Fund, I hereby certify that I, or the entity I am signing on behalf of, certified to, and continue to satisfy, the net worth requirement that was in place at the time of my, or the entity's that I am signing on behalf of, initial investment in the Fund. If I am signing on behalf of an entity, I further certify that (A) such entity is not a private investment company,2 a registered investment company or a business development company or (B) if such an entity, each equity owner can make the certification in the preceding sentence. For purposes of this test, net worth is the fair market value of the assets that I (jointly with my spouse) or such entity own(s) other than household effects, less (i) the value of my primary residence and debt secured by such property (up to the current market value of the residence), and (ii) all indebtedness and liabilities of any type (including joint liabilities with any other person). I agree to produce evidence to support the foregoing certification upon request.

Subject to applicable law, the Board of Directors of the Fund (the "Board") may cause the Fund to repurchase any Units if the Board determines or has reason to believe that, among other things, the Units have been transferred in violation of the Fund's Limited Liability Company Agreement, as amended and restated from time to time.

If I am an employee benefit plan or an individual retirement account ("IRA") (each, a "Benefit Plan"), the Benefit Plan represents that: (A) the Benefit Plan has consulted counsel as necessary concerning the propriety of making an investment in the Fund and its appropriateness under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code; (B) the person executing, or directing another party to execute, this Investor Certificate (the "Fiduciary") has considered the following items and has determined that an investment in the Fund by the Benefit Plan is consistent with the Fiduciary's responsibilities under ERISA and the Code: (i) the Fiduciary's investment standards under ERISA and the Code in the context of the Benefit Plan's particular circumstances; (ii) the permissibility of an investment under the documents governing the Benefit Plan and the Fiduciary; and (iii) the risks associated with an investment and the fact that the Benefit Plan will be unable to redeem the investment except as set forth in the Fund's Prospectus; (C) the Fiduciary is solely responsible for the decision to invest in the Fund; (D) the Fiduciary is qualified to make such investment decision; and (E) the Fiduciary, in making such decision, has not relied for its decision to invest in the Fund on any advice or recommendation of the Fund, Central Park Advisers, LLC, the Fund's investment adviser (the "Adviser"), Select Equity Group, L.P., the Fund's investment sub-adviser (the "Sub-Adviser"), or the members of the Board (and their respective affiliates).

Notwithstanding that the Fund is registered under the Investment Company Act of 1940, as amended, and the Units are being offered under an effective registration statement under the Securities Act of 1933, as amended, I acknowledge, understand and recognize that there will be no secondary market for Units and that liquidity is limited as set forth in the Prospectus. I understand that you, as my financial intermediary, the Fund and the Adviser are relying on this Investor Certificate in determining qualification and suitability as an investor in the Fund. I understand that Units are not an appropriate investment for, and may not be acquired by, any person who cannot make the certifications set forth herein, and agree to indemnify and hold you, the Fund, the Adviser, the Sub-Adviser, the Board and their respective affiliates harmless from any liability that you may incur as a result of this Investor Certificate being untrue in any respect. I understand that it may be a violation of state and federal law for me (or the entity) to provide this Investor Certificate if I know that it is not true.

[1]	For this purpose, "entity" means a corporation, a partnership, an association, a joint-stock company, a trust, a fund or any organized group of persons whether incorporated or not, or any receiver, trustee in a case under Title 11 or similar official or any liquidating agent for any of the foregoing, in his or her capacity as such.

[2]	For this purpose, "private investment company" means a company that would be defined as an investment company under Section 3(a) of the Investment Company Act of 1940, as amended, but for the exception provided from the definition by Section 3(c)(1) of such Act (i.e., not more than 100 security owners).

I have read carefully the Fund's Prospectus, including the investor qualification, investor suitability and fee provisions contained therein. I understand that an investment in the Fund involves a considerable amount of risk and that I (or the entity) may lose some or all of my (or its) investment. I understand that an investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of Units and should be viewed as a long-term investment. I am aware that the Fund will pay an incentive fee to the Sub-Adviser, that Units are subject to restrictions on transferability and that liquidity may be provided only through limited repurchase offers. I hereby confirm that I understand and agree that should I (or the entity) purchase Units, the following conditions will apply to the transfer of Units: (i) Units may be transferred only (a) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of an investor or (b) with the written consent of the Adviser, which may be withheld in its sole and absolute discretion and is expected to be granted, if at all, only in limited circumstances; and (ii) notice to the Fund of any proposed transfer must include evidence satisfactory to the Fund that the proposed transferee meets any requirements imposed by the Fund with respect to investor eligibility and suitability, including the requirement that any investor at the time of purchase meet the definition of a "qualified client," and must be accompanied by a properly completed Investor Certificate. If I am not a U.S. person, I acknowledge and understand that I may be subject to certain tax consequences, including, but not limited to, a 30% U.S. withholding tax on certain dividends and other distributions by the Fund. I will promptly advise you if any of the statements herein ceases to be true prior to my (or the entity's) purchase of Units.

By signing this Investor Certificate, I hereby acknowledge and agree, to the extent permitted under applicable law, to receive electronically via e-mail, the Fund's website or any secure internet site or means any and all communications relating to the Fund or my investment in the Fund, including, but not limited to, prospectuses, statements of additional information, supplements thereto, periodic reports, tender offer materials, Form 1099s and privacy notices ("Fund Communications"). No additional charges will be assessed by the Fund or the Adviser for electronic delivery. I hereby confirm that I understand and agree that: (i) I will not receive paper copies of Fund Communications in the mail; (ii) I will receive periodic emails informing me how to access Fund Communications if they are not included as attachments to such emails; (iii) I have the ability to access the internet at my own cost and either have, or can download free of charge, software necessary to view Fund Communications in portable document format (PDF); (iv) it is my affirmative obligation to notify the Fund's administrator promptly, in writing, if my e-mail address (set forth below) changes; (v) to the extent that a Form 1099 is furnished electronically, such Form will be available through at least December 31st of the year following the year to which such Form relates, or six months after the Form is electronically furnished, whichever is later; (vi) my consent to electronic delivery of Fund Communications will be valid until it is revoked; (vii) I may revoke my consent to electronic delivery of Fund Communications at any time by contacting my financial advisor or the Fund's administrator; and (viii) the Fund, the Adviser and their respective affiliates and agents shall not be liable for any interception of Fund Communications. I further confirm that I understand and agree that, upon revocation of my consent to electronic delivery of Fund Communications, the Fund will cease delivering Fund Communications to me electronically, and that such revocation of consent will not apply to any Fund Communications that were furnished electronically before the date on which the revocation takes effect.

I acknowledge and agree that, by signing this Investor Certificate, dividends and capital gains distributions (collectively, "Dividends") paid by the Fund will be automatically reinvested in Units by the Fund's administrator, unless the Fund is otherwise instructed by me or my financial intermediary. If I am not a U.S. person, I acknowledge and understand that, to the extent that I am subject to a U.S. withholding tax on Dividends, my Dividend reinvestments will be adjusted accordingly.

I authorize the disclosure of information regarding my investment to the Fund, the Fund's administrator and their representatives and legal counsel, as well as to any governmental authority, self-regulatory organization, or any other person to the extent required by the law, regulation or any legal procedure.

For the avoidance of doubt, I acknowledge and understand that the representations, warranties and covenants set forth herein are for the benefit of the Fund, the Adviser, the Sub-Adviser, the Board, my financial intermediary and their respective affiliates.

INVESTOR INFORMATION
Name of Investor: ___________________________________________________	Date of Birth: ____________	SSN: _______________
Name of Joint Investor: _______________________________________________	Date of Birth: ____________	SSN: _______________
Name of Investing Entity: _____________________________________________	Date of Formation: ________	TIN: _______________
Name and Capacity of Authorized Signatory (if applicable): _________________	Date of Birth: ____________	SSN: _______________
Account Number: _____________________________________________________

Type of Investor:	☐	Individual	☐	Joint (specify type) _____________________________
	☐	Trust	☐	Corporation (specify type) ________________________
	☐	IRA or Annuity or Other "Benefit Plan"	☐	Partnership (specify type) ________________________
	☐	Limited Liability Company (specify tax classification) ____________________	☐	Other (specify type) _____________________________
Physical Address:

E-mail Address(es): ________________________________________________			Phone Number(s): _____________________________________

INVESTMENT
☐ Initial Investment	☐ Additional Investment
☐ Class A	☐ Class I
Investment Amount:	$_____________________________
Upfront Fee / Placement Fee / Sales Load:	$_____________________________
I acknowledge that, if I invest in Class A Units, my financial intermediary may directly charge me certain transaction or other fees in such amount as my financial intermediary may determine in connection with my Fund investment. Any such fees will not constitute part of my Fund investment, and will be paid directly by me to my financial intermediary.
SIGNATURE(S)
__________________________________________		__________________________________________
Investor Signature		Joint Investor Signature

__________________________________________		__________________________________________
Authorized Signatory (if applicable)		Date

ENTITY INVESTORS: CONTROL PERSONS (to be completed by entity investors)
List below all persons controlling or controlled by the Investor, including for a privately held entity, any holders of 10% or more of the beneficial interests of such entity. (Attach a separate page if not sufficient space below.)
Name	Address	Date of Birth	Social Security Number
___________________	_____________________________________________	________________	____________________
___________________	_____________________________________________	________________	____________________
___________________	_____________________________________________	________________	____________________

FOR CUSTODIAN USE ONLY
Name of Custodian: ________________________________________	TIN: ______________________________________________________
Physical Address: _________________________________________________________________________________________________________
E-mail Address: ___________________________________________	Phone Number: ____________________________________________

__________________________________________	__________________________________________
Custodian Signature	Date

FOR FINANCIAL ADVISOR USE ONLY
Name of Financial Advisor: _________________________________	Branch Number: _______________	FA Number: _____________
Name of Firm: ____________________________________________
Physical Address: __________________________________________________________________________________________________________
E-mail Address: ___________________________________________	Phone Number: ____________________________________________

__________________________________________	__________________________________________
Financial Advisor Signature	Date

__________________________________________	__________________________________________
Supervisory Principal Signature (if applicable)	Date